Exhibit 99.1

For Immediate Release

NCCN Clinical Practice Guidelines Indicate Significantly Superior Treatment Response when Regional Hyperthermia Is Added to Chemotherapy

SALT LAKE CITY, Utah November 24, 2008—BSD Medical Corporation (NASDAQ:BSDM) today reported that the National Clinical Practice Guidelines in Oncology for Soft Tissue Sarcoma (V.2.2008) issued by the National Comprehensive Cancer Network (NCCN) include reference to the preliminary results from a 341 patient phase III randomized multi-center clinical trial (EORTC-62961 and NCT00003052) involving the use of regional hyperthermia and chemotherapy with EIA (etoposide, ifosfamide and adriamycin), as compared to EIA alone.  This landmark trial was led by the University Medical School of Grosshadern, Munich, Germany, and patients were contributed by Duke University Medical School, Durham, N.C., Charite University Medical School Berlin, Duesseldorf University Medical School, both in Germany, Haukeland University Medical School Bergen, Norway, and Graz University Medical School, Austria, all of which used the BSD 2000 Deep Regional Hyperthermia System manufactured by BSD Medical Corp. The clinical practice guidelines reference the study results from the ACRO 2007 Meeting Abstracts (Journal of Clinical Oncology 2007;25(18_suppl):10009), which reported that after a median follow-up of 24.9 months, disease-free survival for locally-advanced high-risk soft tissue sarcoma patients receiving regional hyperthermia was 31.7 months vs. 6.2 months for those receiving EIA alone, progression-free survival was 84% vs. 64% respectively for extremity sarcomas and 57% vs. 39% for body wall and abdominal sarcomas, and overall response rate was 28.7% for those receiving regional hyperthermia plus EIA vs. 12.6% for those receiving EIA alone.

The National Comprehensive Cancer Center Network is a non-profit association of the 20 leading cancer centers of the US. The NCCN Clinical Practice Guidelines in Oncology are the recognized standard for clinical treatment policy in the oncology community.  The guidelines are updated regularly and are based upon evaluation of scientific data by multidisciplinary panels of expert physicians from NCCN member institutions.  The guidelines have become the most widely used standard in oncology practice.  The primary goal of all NCCN initiatives is to improve the quality, effectiveness and efficiency of oncology practice so that patients can live better lives.

The BSD-2000 hyperthermia system delivers precision-focused heat energy to tumors, including those located deep in the body.  This therapy has been studied in combination with radiation therapy and chemotherapy with the objective of improving cancer treatment results by killing cancer cells directly and boosting the effectiveness of companion therapies. As an advanced new cancer treatment technology, the BSD-2000 is a recipient of the Frost and Sullivan Technology of the Year Innovation Award for cancer therapy devices.

BSD Medical is a leading developer of medical systems used to deliver precision-focused RF or microwave energy for the treatment of cancer and other diseases and conditions. For further information visit BSD Medical's website at www.BSDMedical.com.

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